May 11, 2009

Mr. John Palmer, Principal
PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, Illinois 60540

Dear Mr. Palmer:

Identified, reported and explained.

Your letters to the Company and its Board are duly noted, and you are certainly entitled to your opinion.  It would be in the best interests of all shareholders, however, if your approach was more informed and constructive.

The appropriate topics you raise either by comment or question have each been identified, reported and explained by the Company.

Yes, non-performing loans are too high and they have a decidedly negative impact on financial performance.  That is why their reduction has been clearly and repeatedly expressed as our top priority.  The soundness of healthy capital levels and their related dividend reductions have been similarly addressed.

The Company’s opting out of TARP funds in late 2008, along with the entire year’s performance versus industry-wide benchmarks have been exhaustively reviewed.  First quarter 2009 performance and our full year challenges, priorities and strategies have been identified, reported and explained.

In fact, there is not an appropriate topic you have raised which has not been identified, reported and explained in full by the Company on a timely basis respecting all regulatory requirements to which the Company adheres.

As to the Annual Meeting which you and approximately 100 other shareholders and guests attended, the Company firmly believes that it was in total and welcome compliance with all regulations, including NASDAQ rules.  The question and answer portion was a particular success, with nearly two hours of shareholder/management/board interaction face-to-face.  Indeed, more questions were asked by, and more discussions were had with, more shareholders than the Company has experienced in the past ten Annual Meetings combined.  Given 2008 results and the condition of the economy, many of these questions were difficult but each was addressed.  And the vast majority of meeting format comments by shareholders were very positive.  I note that you personally participated in this, and am sorry that you were “shocked,” though you did not appear so when we talked.

The Company and its Board welcomes reasoned, accurate and constructive dialog with all shareholders.  Inflammatory remarks and bemoaning the impact of hard economic times in hindsight do little to improve future performance.  And to the extent that these expensively divert Company resources from real marketplace challenges they do a clear disservice to all shareholders.

Sincerely,

/s/ Gregory W. Blaine
Gregory W. Blaine
Lead Independent Director

Cc:  NASDAQ
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